Freeport-McMoRan Copper & Gold Inc.

Reports First-Quarter 2004 Results and Resumption of Mining in Higher-Grade Ore Areas of Grasberg Open Pit

HIGHLIGHTS

•

*  Established safe access to high-grade ore areas in Grasberg open pit following fourth-quarter

    2003 slippage events; initiated mining activities in higher-grade ore areas in April 2004.

•

*  First-quarter 2004 net loss of $19.6 million, $0.10 per share, compared with first-quarter 2003 net income of $49.2 million, $0.33 per share.

•

*  First-quarter 2004 metal sales reflect the previously announced plan to accelerate the mining of waste while mining limited volumes of lower grade ore from the Grasberg open pit.  Copper and gold sales totaled 105.4 million pounds and 123,800 ounces in the first quarter of 2004 compared with 392.0 million pounds and 583,900 ounces in the 2003 quarter.

•

*  PT Freeport Indonesia’s share of annual sales estimated to total 1.0 billion pounds of copper and 1.5 million ounces of gold in 2004 and 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.

•

*  First-quarter 2004 financing transactions strengthen financial profile:

*

Conversions of $226.1 million of 8¼% Convertible Senior Notes into 15.8 million FCX common shares,

*

Sale of 6⅞% Senior Notes due 2014 for net proceeds of $344.5 million,

*

Sale of 5½% Convertible Perpetual Preferred Stock for net proceeds of $1.067 billion, and

*

Purchase of 23.9 million FCX common shares from Rio Tinto plc for $881.9 million.

•

*  Total debt at March 31, 2004 approximated $2.2 billion, $1.66 billion net of $533.5 million of cash; common shares outstanding totaled 177.1 million at March 31, 2004.

NEW ORLEANS, LA, April 20, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported a first-quarter 2004 net loss applicable to common stock of $19.6 million, $0.10 per share, including losses on early extinguishment and conversion of debt totaling $14.4 million ($0.07 per share), compared with first-quarter 2003 net income of $49.2 million, $0.33 per share, including a gain for the cumulative effect of a change in accounting principle of $9.1 million, $0.06 per share.  First-quarter 2004 results were adversely affected by lower ore grades and reduced mill throughput as PT Freeport Indonesia (PT-FI), FCX’s Indonesian mining unit, focused its efforts on restoring safe access to the higher-grade ore areas in its Grasberg open-pit mine following the fourth-quarter 2003 slippage and debris flow events.

SUMMARY FINANCIAL TABLE

	First Quarter
	2004		2003
	(In thousands, except per share amounts)

Revenues	$360,185		$524,596
Operating income	41,376		191,326
Net income (loss) applicable to common stock before cumulative effect adjustment	(19,551	)(a)	40,163
Net income (loss) applicable to common stock	(19,551)		49,245	(b)
Diluted net income (loss) per share:
Before cumulative effect adjustment	(0.10)		0.27
Applicable to common stock	(0.10)		0.33

Diluted average shares outstanding	197,938	(c)	147,264

(a)

Includes losses on the early extinguishment and conversion of debt related to the conversion of FCX’s 8¼% Convertible Senior Notes and other debt extinguishments totaling $14.6 million ($14.4 million to net income or $0.07 per share) in the 2004 quarter.

(b)

First-quarter 2003 cumulative effect adjustment reflects adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.

(c)

Includes 47.4 million weighted average shares resulting from conversions of FCX’s 8¼% Convertible Senior Notes and Step-Up Preferred Stock.  On March 30, 2004, FCX purchased 23.9 million of its common shares from Rio Tinto.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “We are pleased to report that we have established safe access and have initiated mining activities in the higher grade ore areas in the Grasberg open pit.  Our PT-FI team’s efforts over the past several months to accelerate waste mining on the south wall have been conducted safely and efficiently.  These activities position us to produce large quantities of copper and gold in the remainder of 2004 and 2005 which will translate into significant cash flows.”

STATUS OF GRASBERG OPEN-PIT OPERATIONS

Following the October 9, 2003 slippage event and the December 12, 2003 debris flow in a section of the Grasberg open pit, PT-FI focused its open-pit operations on accelerating the removal of waste material from the south wall to restore safe access to the higher-grade ore areas in the pit.  These activities have allowed PT-FI to resume mining operations in the key ore areas of the pit while continuing waste removal activities.

As previously reported, a portion of the higher grade ore previously forecast to be mined in 2004 is expected to be deferred to future periods, resulting in plans to produce significant volumes of copper and gold in the last half of 2004 and in 2005.  Ore grades are expected to increase during the year resulting in a significant portion of 2004 metal sales occurring in the second half of the year.  Ore grades and volumes are expected to be strong in 2005.

PT-FI reported lower copper production and sales in the first quarter of 2004, reflecting changes in mine sequencing at the Grasberg open pit.  During the first quarter of 2004, PT-FI’s ore was sourced from its Deep Ore Zone (DOZ) underground mine, which averaged 45,400 metric tons of ore per day, and from low grade material in the open pit.  Mill throughput averaged 151,800 metric tons of ore per day compared with 238,200 metric tons of ore in the first quarter of 2003.  Mill throughput, which will vary depending on ore types being processed, is expected to average approximately 210,000 metric tons per day in the balance of 2004.

PT-FI PRODUCTION AND SALES

	First Quarter
	2004	2003
Copper (000s of recoverable pounds):
Production	107,100	388,800
Sales	105,400	392,000
Average realized price per pound	$1.34	$0.73
Gold (recoverable ounces):
Production	125,300	579,600
Sales	123,800	583,900
Average realized price per ounce	$411.42	$341.55

Changes in mine sequencing at the Grasberg open pit reduced PT-FI’s reported first-quarter 2004 ore grades and recovery rates.  First-quarter 2004 copper ore grades averaged 0.50 percent, compared with 1.15 percent in the first quarter of 2003.  Copper recovery rates were 83.8 percent, compared with 88.4 percent for the first quarter of 2003.

For the first quarter of 2004, ore milled averaged 0.41 grams per metric ton (g/t) of gold, compared with 1.26 g/t for the first quarter of 2003.  Gold recovery rates declined to 73.8 percent, compared with 86.2 percent for the first quarter of 2003.

Production from PT-FI’s DOZ underground mine averaged 45,400 metric tons of ore per day, representing 30 percent of total first-quarter 2004 mill throughput.  DOZ operations continue to perform above design capacity of 35,000 metric tons of ore per day, and PT-FI expects to increase the sustained capacity of the DOZ underground operation to 50,000 metric tons per day. The DOZ mine has been developed as one of the world’s largest underground operations.

Realized copper prices improved by 84 percent to $1.34 per pound in the first quarter of 2004 from $0.73 in the first quarter of 2003.  Current LME copper prices are above $1.40 per pound.  Gold realized prices improved by 20 percent to $411.42 per ounce in the first quarter of 2004 from $341.55 in the first quarter of 2003.  Current London gold prices approximate $400 per ounce.

PT-FI expects its share of sales for 2004 to approximate 1.0 billion pounds of copper and 1.5 million ounces of gold, and 1.5 billion pounds of copper and 2.9 million ounces of gold in 2005.  PT-FI’s share of annual sales over the five-year period from 2004 – 2008 is expected to average 1.34 billion pounds of copper and 2.2 million ounces of gold.  PT-FI expects its sales for the second quarter of 2004 to approximate 200 million pounds of copper and 330,000 ounces of gold.

At March 31, 2004, FCX’s concentrate sales included 55.3 million pounds of copper, priced at an average of $1.38 per pound, subject to final pricing over the next several months.  Each $0.01 change in the price realized from the March 31 price would result in an approximate $0.3 million, $0.002 per share, effect on FCX’s 2004 net income.  First-quarter 2004 adjustments to concentrate sales recognized in prior quarters increased revenues by $7.6 million ($3.9 million to net income, $0.02 per share) compared with an increase of $10.2 million ($5.2 million to net income, $0.04 per share) in the first quarter of 2003.

NET CASH PRODUCTION COSTS (a)

	First Quarter
	2004	2003
Per pound of copper:
Site production and delivery	$1.43	$0.40
Gold and silver credits	(0.52)	(0.53)
Treatment charges and royalties	0.28	0.20
Net cash production costs	$1.19	$0.07

(a)

For a reconciliation of net cash production costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI’s unit net cash production costs, including gold and silver credits, averaged an extraordinarily high $1.19 per pound of copper during the first quarter of 2004, compared with $0.07 per pound for the 2003 quarter.  Unit production and delivery costs reflected significantly lower sales volumes resulting from PT-FI’s accelerated waste removal efforts and the fixed nature of PT-FI’s cost structure.  Unit production and delivery costs are net of deferred mining costs of $0.25 per pound ($26.2 million) for the first quarter of 2004 and $0.02 per pound ($7.2 million) for the first quarter of 2003.  The increase in deferred mining costs primarily reflects PT-FI’s accelerated waste removal efforts.  PT-FI’s first-quarter 2004 waste to ore ratio averaged 4.1 to 1, compared with a life-of-mine average ratio of 2.2 to 1.  Unit treatment charges vary with the price of copper, and royalty rates vary with prices of copper and gold.  PT-FI’s copper royalty rate under its Contract of Work varies from 1.5 percent of copper net revenues at a copper price of $0.90 or less per pound to 3.5 percent at a copper price of $1.10 or more per pound.  In addition, treatment charges vary based on PT-FI’s customer mix and changes in copper and gold prices.

Assuming average copper prices of $1.30 per pound and average gold prices of $400 per ounce, PT-FI estimates its net cash production costs, including gold credits, would average approximately $0.35 per pound in 2004 (a weighted average of $0.25 per pound for the remainder of the year) and a net credit of $(0.05) per pound in 2005.  The weighted average net cash production cost for the two-year period would approximate less than $0.12 per pound.  Net unit cash production costs for 2004 would change by approximately $0.04 per pound for each $25 per ounce change in the average price of gold.

The increase in estimated net unit costs from previous estimates primarily reflects the impact of higher copper prices on royalties, price sharing arrangements with smelters, higher energy costs, stronger foreign currencies and a lower stripping deferral.

SMELTER OPERATIONS

FCX’s investment in smelters serves an important role in its concentrate marketing strategy.  Through downstream integration, FCX assures placement of a significant portion of its concentrate production and operating hedges for treatment and refining charges.  While currently low smelter treatment and refining charge levels have adversely affected the operating results of FCX’s smelter operations, they benefit operating results of its mining operations.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, treated 187,100 metric tons of concentrates and scrap in the first quarter of 2004, compared with 242,100 metric tons in the year-ago period.  On March 22, 2004, Atlantic Copper began a previously announced scheduled 45-day major maintenance turnaround, adversely affecting first quarter results and projected second quarter results.  Atlantic Copper reported quarterly production of 128.8 million pounds of cathodes and sold 112.0 million pounds of cathodes, including wire rod and wire.  Cathode production totaled 134.9 million pounds and sales totaled 138.7 million pounds during the first quarter of 2003.  Treatment charges received by Atlantic Copper averaged $0.16 per pound during the first quarter of 2004 and $0.17 per pound during the first quarter of 2003.  Unit cathode cash production costs averaged $0.23 per pound in the first quarter of 2004 and $0.15 per pound for the year-ago period.  Unit costs were adversely affected by lower production primarily because of the maintenance turnaround, which added $0.04 per pound, as well as a stronger euro/US$ exchange rate, which added $0.03 per pound to Atlantic Copper’s first-quarter 2004 unit costs compared with first-quarter 2003 unit costs.

Atlantic Copper reported an operating loss of $10.9 million for the first quarter of 2004, compared with operating income of $0.4 million in the 2003 period.  During the first quarter of 2004, Atlantic Copper’s maintenance turnaround adversely affected costs and volumes resulting in an approximate $4.6 million impact on operating results.  Atlantic Copper expects its second quarter operating results to reflect an additional approximate $32 million negative impact from the maintenance turnaround.  Major maintenance turnarounds of this duration typically occur approximately every nine years for Atlantic Copper, with significantly shorter term maintenance turnarounds occurring in the interim.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 167,300 metric tons of concentrates in the first quarter of 2004, compared with 212,300 metric tons in the year-ago period.  PT Smelting reported quarterly production of 97.0 million pounds of cathodes and sales of 92.0 million pounds of cathodes.  Cathode production totaled 121.0 million pounds and sales totaled 116.8 million pounds during the first quarter of 2003.  PT Smelting’s copper cathode cash production costs per pound totaled $0.14 per pound in the first quarter of 2004 and $0.10 per pound in the year-ago period, reflecting the impact of lower volumes in 2004.  PT-FI’s equity interest in PT Smelting’s earnings (losses) totaled $(0.4) million, $0.002 per share, in the first quarter of 2004 compared to $0.7 million, $0.005 per share, in the 2003 quarter.  On March 16, 2004, PT Smelting began a scheduled 33-day major maintenance turnaround, which was completed on schedule and normal operations have resumed.  Major maintenance turnarounds of this duration typically occur approximately every four years for PT Smelting, with significantly shorter term maintenance turnarounds in the interim.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sales to third parties occur.  Because of PT-FI’s reduced production and sales levels during the first quarter and the resulting decline in PT-FI concentrate inventories at affiliated smelters, changes in these net deferrals resulted in an addition to FCX’s net income totaling $24.8 million, $0.13 per share, in the first quarter of 2004, compared with a reduction of $1.0 million, $0.01 per share, in the first quarter of 2003.  At March 31, 2004, FCX’s net deferred profits to be recognized in future periods’ net income totaled $4.1 million.  FCX expects that the net deferral of profits on intercompany sales will result in a reduction to net income in the remainder of the year as PT-FI’s production and shipments to affiliated smelters increase.  Based on current copper and gold prices and shipping schedules, FCX estimates the change in deferred intercompany profits in the remainder of 2004 will more than offset the additions to income recognized in the first quarter.  FCX’s current estimate of the second quarter deferral of intercompany profits approximates $18 million to net income.

DEBT AND EQUITY TRANSACTIONS, AND OPERATING CASH FLOW

FCX completed several financing transactions during the quarter to improve its financial position and debt maturity profile.  FCX completed a tender offer and privately negotiated transactions for a portion of its remaining 8¼% Convertible Senior Notes due 2006 resulting in the early conversion of $226.1 million of notes into 15.8 million shares of FCX common stock.  FCX recorded a $10.9 million accounting charge for losses on early extinguishment and conversion of debt in the first quarter of 2004 in connection with these conversions.  Cumulative conversions to equity of the $603.8 million of these convertible notes issued in 2001 total $537.3 million.  The remaining $66.5 million of the notes, with a conversion price of $14.30 per share, are callable beginning in August 2004.

On February 3, 2004, FCX sold $350 million of 6⅞% Senior Notes due 2014 for net proceeds of $344.5 million. FCX used a portion of the proceeds from the sale of the 6⅞% Senior Notes to repay $162.4 million of Atlantic Copper borrowings and provide funding for other 2004 debt maturities.  Atlantic Copper recorded a $3.7 million ($0.02 per share) accounting charge for losses on early extinguishment of debt.

On March 30, 2004, FCX sold 1.1 million shares of 5½% Convertible Perpetual Preferred Stock for net proceeds of $1.067 billion.  Each share of 5½% Convertible Perpetual Preferred Stock is convertible into shares of FCX’s common stock at an initial conversion price of $53.19.  FCX purchased 23.9 million shares of its common stock owned by Rio Tinto for $881.9 million (approximately $36.85 per share) with a portion of the proceeds from the sale of the 5½% Convertible Perpetual Preferred Stock, with the remainder to be used for general corporate purposes.  Rio Tinto acquired these shares from FCX’s former parent company in 1995 in connection with the spinoff of FCX as an independent company.  Rio Tinto invested $850 million in a joint venture to expand PT-FI’s operations and has recently stated its intention to continue its joint venture participation with PT-FI on a long-term basis.

FCX’s operating activities used $225.5 million of cash in the first quarter of 2004, including $262.3 million for working capital requirements.  Using estimated sales volumes projected for the remainder of 2004 and prices of approximately $1.30 per pound of copper and $400 per ounce of gold, FCX would generate operating cash flows of approximately $550 million in the balance of the year, bringing 2004 operating cash flows to approximately $325 million.  These amounts exclude potential proceeds from insurance coverage related to the fourth quarter 2003 slippage events which PT-FI is currently reviewing with its insurers.  Estimated operating cash flows for 2005 using current sales estimates and pricing would approximate $1.1 billion.  Each $0.10 per pound change in copper in the balance of the year would affect 2004 cash flows by approximately $45 million and 2005 cash flows by approximately $75 million.  Each $25 per ounce change in gold would affect 2004 cash flows by approximately $17 million and 2005 cash flows by approximately $36 million.

As of March 31, 2004, FCX had total unrestricted cash and cash equivalents of $533.5 million and total outstanding debt of $2.2 billion.  FCX intends to prepay approximately $60 million in vendor equipment financing in the second quarter and is considering additional opportunities to retire debt.  In October 2003, FCX’s Board of Directors authorized an increase in the common stock dividend from an annual rate of $0.36 per share to $0.80 per share.  The Board also approved a new open market share purchase program for up to 20 million shares, which replaced FCX’s previous program.  The declaration and payment of dividends is at the discretion of the Board and will depend on FCX’s financial results, cash requirements, future prospects and other factors deemed relevant by the Board.  No shares have been purchased under FCX’s new open market share purchase program.  The timing of future purchases of FCX’s common stock is dependent upon many factors including the price of its common shares, its cash flow and financial position, and general economic and market conditions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our web site, www.fcx.com.

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Cautionary Statement and Regulation G Disclosure.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding estimated anticipated sales volumes, projected unit production costs, projected operating cash flows, projected increases in deferred intercompany profits, the impact of Atlantic Copper’s major maintenance turnaround, the impact of copper and gold price changes, the impact of the recent slippage and debris flow in the Grasberg open pit on operations and statements regarding FCX’s liquidity.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs per pound of copper and cathode cash production costs per pound of copper.  As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our web site, “www.fcx.com.”   A conference call with securities analysts about first-quarter 2004 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, May 14, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 1 of 2)

	First Quarter
	2004		2003
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper (recoverable)
Production (000s of pounds)	107,100		388,800
Production (metric tons)	48,600		176,400
Sales (000s of pounds)	105,400		392,000
Sales (metric tons)	47,800		177,800
Average realized price per pound	$1.34		$.73
Gold (recoverable ounces)
Production	125,300		579,600
Sales	123,800		583,900
Average realized price per ounce	$411.42		$341.55
Silver (recoverable ounces)
Production	558,800		1,215,800
Sales	553,300		1,234,100
Average realized price per ounce	$6.31		$4.50

PT Freeport Indonesia, Gross Profit per Pound of Copper (cents):
Average realized price	134.0		72.9
Production costs:
Site production and delivery	143.4	[a]	40.0	[a]
Gold and silver credits	(52.2)		(52.7)
Treatment charges	22.8		17.7
Royalty on metals	4.6		1.7
Net cash production costs[b]	118.6		6.7
Depreciation and amortization	16.3		14.6
Reclamation, noncash and other	0.1		1.0
Total production costs	135.0		22.3
Adjustments, primarily for copper pricing on prior year open sales	18.8		3.6
Gross profit per pound of copper	17.8		54.2

a.

Net of deferred mining costs totaling $26.2 million or 24.9 cents per pound in the first quarter of 2004 and $7.2 million or 1.8 cents per pound in the first quarter of 2003.

b.

For a reconciliation of net cash production costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 2 of 2)

	First Quarter
	2004	2003
PT Freeport Indonesia, 100% Operating Data
Ore milled (metric tons per day)	151,800	238,200
Average ore grade
Copper (percent)	.50	1.15
Gold (grams per metric ton)	.41	1.26
Gold (ounce per metric ton)	.013	.040
Silver (grams per metric ton)	3.09	3.88
Silver (ounce per metric ton)	.099	.125
Recovery rates (percent)
Copper	83.8	88.4
Gold	73.8	86.2
Silver	48.9	60.3
Copper (recoverable)
Production (000s of pounds)	118,900	460,500
Production (metric tons)	53,900	208,900
Sales (000s of pounds)	116,800	464,500
Sales (metric tons)	53,000	210,700
Gold (recoverable ounces)
Production	131,300	737,400
Sales	130,100	742,500
Silver (recoverable ounces)
Production	568,900	1,301,500
Sales	562,600	1,315,500

Atlantic Copper
Concentrate and scrap treated (metric tons)	187,100	242,100
Anodes
Production (000s of pounds)	126,700	159,600
Production (metric tons)	57,500	72,400
Sales (000s of pounds)	2,900	25,200
Sales (metric tons)	1,300	11,400
Cathodes
Production (000s of pounds)	128,800	134,900
Production (metric tons)	58,400	61,200
Sales (including wire rod and wire)
(000s of pounds)	112,000	138,700
(metric tons)	50,800	62,900
Gold sales in anodes and slimes (ounces)	127,800	242,000
Cathode cash production cost per pound before hedging[a]	$.23	$.15

PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	167,300	212,300
Anodes
Production (000s of pounds)	98,900	141,000
Production (metric tons)	44,900	64,000
Sales (000s of pounds)	100	22,600
Sales (metric tons)	-	10,300
Cathodes
Production (000s of pounds)	97,000	121,000
Production (metric tons)	44,000	54,900
Sales (000s of pounds)	92,000	116,800
Sales (metric tons)	41,700	53,000
Cathode cash production cost per pound[a]	$.14	$.10

a.  For a reconciliation of cathode cash production costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

 FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$360,185 [a]	$524,596 [a]
Cost of sales:
Production and delivery	275,612	247,470
Depreciation and amortization	25,410	67,788
Total cost of sales	301,022	315,258
Exploration expenses	2,227	1,504
General and administrative expenses	15,560 [b]	16,508 [b]
Total costs and expenses	318,809	333,270
Operating income	41,376	191,326
Equity in PT Smelting earnings (losses)	(358)	677
Interest expense, net	(33,390)	(52,509)
Losses on early extinguishment and conversion of debt	(14,643)	-
Other income (expense), net	3,542 [c]	(1,619)[c]
Income (loss) before income taxes and minority interests	(3,473)	137,875
Provision for income taxes	(18,341)	(77,214)
Minority interests in net loss (income) of consolidated subsidiaries	2,431	(10,911)
Net income (loss) before cumulative effect of change in accounting principle	(19,383)	49,750
Cumulative effect of change in accounting principle, net	-	9,082
Net income (loss)	(19,383)	58,832
Preferred dividends[d]	(168)	(9,587)
Net income (loss) applicable to common stock	$(19,551)	$49,245

Net income (loss) per share of common stock:
Basic:
Before cumulative effect	$(.10)	$.28
Cumulative effect	-	.06
Net income (loss) per share of common stock	$(.10)	$.34
Diluted:
Before cumulative effect	$(.10)	$.27
Cumulative effect	-	.06
Net income (loss) per share of common stock	$(.10)	$.33
Average common shares outstanding:
Basic	197,938 [e]	145,240
Diluted	197,938 [e]	147,264

Dividends paid per common share	$.20	$ -

a.

Includes positive adjustments to prior period concentrate sales totaling $7.6 million in the 2004 quarter and $10.2 million in the 2003 quarter.

b.

Includes Rio Tinto reimbursements of certain administrative costs totaling $5.6 million in the 2004 quarter and $1.0 million in the 2003 quarter.

c.

Includes net benefits (charges) totaling $2.1 million in the 2004 quarter and $(2.5) million in the 2003 quarter associated with the impact of movements in the US $/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities.  Interest income totaled $1.4 million in the 2004 quarter and $2.3 million in the 2003 quarter.

d.

Preferred dividends in the 2004 quarter relate to FCX’s 5½% Convertible Perpetual Preferred Stock sold on March 30, 2004.  Preferred dividends in the 2003 quarter relate to FCX’s Step-Up Convertible Preferred Stock which FCX called for redemption in December 2003.

e.

Includes 47.4 million weighted average shares resulting from conversions of FCX’s 8¼% Convertible Senior Notes and Step-Up Preferred Stock.  On March 30, 2004, FCX repurchased 23.9 million of its common shares from Rio Tinto.

FREEPORT-McMoRan COPPER & GOLD INC.

CONDENSED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2004		2003
	(In Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$533,530		$463,652
Restricted cash and investments	2,743		34,964
Accounts receivable	222,194		196,440
Inventories	454,944		397,027
Current taxes, prepaid expenses and other	66,358	[a]	8,050
Total current assets	1,279,769		1,100,133
Property, plant, equipment and development costs, net	3,281,406		3,261,697
Deferred mining costs	168,838		142,635
Other assets	152,836		155,722
Investment in PT Smelting	66,753		58,179
Total assets	$4,949,602		$4,718,366

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$296,572		$311,948
Current portion of long-term debt and short-term borrowings	87,666		152,396
Accrued interest payable	22,165		49,276
Unearned customer receipts	19,289		35,335
Rio Tinto share of joint venture cash flows	2,383		39,693
Accrued income taxes	2,281		43,134
Total current liabilities	430,356		631,782
Long-term debt, less current portion:
Senior notes	921,041		571,041
Convertible senior notes	641,543		867,604
Redeemable preferred stock	192,381		192,381
Infrastructure asset financings	174,622		187,848
Equipment and other loans	120,226		103,332
Atlantic Copper debt	58,257		153,728
Total long-term debt, less current portion	2,108,070		2,075,934
Accrued postretirement benefits and other liabilities	157,800		161,859
Deferred income taxes	934,378		885,248
Minority interests	185,940		187,559
Stockholders' equity	1,133,058	[b]	775,984
Total liabilities and stockholders' equity	$4,949,602		$4,718,366

a.

Includes current tax assets totaling $51.0 million, which will be realized in 2004.

b.

Includes $1.1 billion of 5½% Convertible Perpetual Preferred Stock issued March 30, 2004 less $881.9 million used to repurchase 23.9 million shares of common stock from Rio Tinto on March 30, 2004.

FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended March 31,
	2004	2003
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$(19,383)	$58,832
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	25,410	67,788
Cumulative effect of change in accounting principle	-	(9,082)
Losses on early extinguishment and conversion of debt	14,643	-
Deferred income taxes	50,352	17,892
Equity in PT Smelting losses (earnings)	358	(677)
Minority interests' share of net income (loss)	(2,431)	10,911
Increase in deferred mining costs	(26,203)	(7,245)
Amortization of deferred financing costs	2,289	4,031
Currency translation loss (gain)	(2,074)	2,521
Recognition of profit on PT-Freeport Indonesia sales to PT Smelting	(8,319)	(2,097)
Provision for inventory obsolescence	1,500	1,500
Other	608	2,223
(Increases) decreases in working capital:
Accounts receivable	(27,294)	(18,101)
Inventories	(65,092)	(7,035)
Current taxes, prepaid expenses and other	(54,862)	(6,244)
Accounts payable and accrued liabilities	(35,397)	(32,913)
Rio Tinto share of joint venture cash flows	(38,870)	651
Accrued income taxes	(40,739)	(33,797)
Increase in working capital	(262,254)	(97,439)
Net cash provided by (used in) operating activities	(225,504)	49,158

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(25,575)	(28,948)
Atlantic Copper capital expenditures	(8,766)	(1,134)
Sale of restricted investments	19,346	23,645
Decrease in Atlantic Copper restricted cash	11,000	-
Investment in PT Smelting	(614)	-
Other	(4)	1,931
Net cash used in investing activities	(4,613)	(4,506)

Cash flow from financing activities:
Net proceeds from sales of senior notes	344,509	1,046,437
Proceeds from other debt	36,265	11,510
Repayments of debt	(225,556)	(336,933)
Net proceeds from sale of convertible perpetual preferred stock	1,067,000	-
Repurchase of shares of common stock from Rio Tinto	(881,868)	-
Redemption of preferred stock	(1,079)	-
Cash dividends paid:
Common stock	(39,246)	-
Preferred stock	-	(9,595)
Minority interests	(472)	-
Net proceeds from exercised stock options	2,254	2,033
Bank credit facilities fees and other	(1,812)	(3,241)
Net cash provided by financing activities	299,995	710,211
Net increase in cash and cash equivalents	69,878	754,863
Cash and cash equivalents at beginning of year	463,652	7,836
Cash and cash equivalents at end of period	$533,530	$762,699

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

NET CASH PRODUCTION COSTS

Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of PT Freeport Indonesia’s (PT-FI) mining operations in Indonesia.  This measure is presented by other copper and gold mining companies, although PT-FI’s measures may not be comparable to similarly titled measures reported by other companies.

PT-FI calculates gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within its concentrates are treated as co-products in its financial statements.  PT-FI uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it produces and sells one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign its costs to revenues from the copper, gold and silver it produces in concentrates.  In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.  Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended March 31, 2004
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$144,883	$144,883	$51,195	$3,792	$199,870

Site production and delivery	151,175	109,585	38,722	2,868	151,175
Gold and silver credits	(54,987)	-	-	-	-
Treatment charges	23,986	17,387	6,144	455	23,986
Royalty on metals	4,847	3,514	1,241	92	4,847
Net cash production costs	125,021	130,486	46,107	3,415	180,008
Depreciation and amortization	17,186	12,458	4,402	326	17,186
Reclamation, noncash and other	97	70	25	2	97
Total production costs	142,304	143,014	50,534	3,743	197,291
Adjustments, primarily for copper pricing on prior year open sales	16,147	16,147	-	-	16,147
Gross profit	$18,726	$18,016	$661	$49	$18,726

Pounds of copper sold (000s)	105,400	105,400
Ounces of gold sold			123,800
Ounces of silver sold				553,300

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	134.0	134.0	411.42	6.31

Site production and delivery	143.4	104.0	312.78	5.18
Gold and silver credits	(52.2)	-	-	-
Treatment charges	22.8	16.5	49.63	0.82
Royalty on metals	4.6	3.3	10.02	0.17
Net cash production costs	118.6	123.8	372.43	6.17
Depreciation and amortization	16.3	11.8	35.56	0.59
Reclamation, noncash and other	0.1	0.1	0.20	-
Total production costs	135.0	135.7	408.19	6.76
Adjustments, primarily for copper pricing on prior year open sales	18.8	18.8	2.11	0.54
Gross profit per pound/ounce	17.8	17.1	5.34	0.09

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$199,870	$151,175	$17,186
Reclamation, noncash and other	N/A	97	N/A
Less: Treatment charges per above	(23,986)	N/A	N/A
Royalty per above	(4,847)	N/A	N/A
Adjustments, primarily for copper pricing on prior year open sales per above	16,147	N/A	N/A
Mining and exploration segment	187,184	151,272	17,186
Smelting and refining segment	211,217	212,116	7,067
Eliminations and other	(38,216)	(87,776)	1,157
As reported in FCX’s consolidated financial statements	$360,185	$275,612	$25,410

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Three Months Ended March 31, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$286,532	$286,532	$201,147	$5,600	$493,279

Site production and delivery	156,759	91,057	63,922	1,780	156,759
Gold and silver credits	(206,747)	-	-	-	-
Treatment charges	69,559	40,405	28,364	790	69,559
Royalty on metals	6,840	3,973	2,789	78	6,840
Net cash production costs	26,411	135,435	95,075	2,648	233,158
Depreciation and amortization	57,233	33,245	23,338	650	57,233
Reclamation, noncash and other	3,734	2,169	1,523	42	3,734
Total production costs	87,378	170,849	119,936	3,340	294,125
Adjustments, primarily for copper pricing on prior year open sales	13,232	13,232	-	-	13,232
Gross profit	$212,386	$128,915	$81,211	$2,260	$212,386

Pounds of copper sold (000s)	392,000	392,000
Ounces of gold sold			583,900
Ounces of silver sold				1,234,100

Gross profit per pound of copper (cents)/per ounce of gold and silver ($):
Revenues	72.9	72.9	341.55	4.50

Site production and delivery	40.0	23.2	109.47	1.44
Gold and silver credits	(52.7)	-	-	-
Treatment charges	17.7	10.3	48.58	0.64
Royalty on metals	1.7	1.0	4.78	0.06
Net cash production costs	6.7	34.5	162.83	2.14
Depreciation and amortization	14.6	8.5	39.97	0.53
Reclamation, noncash and other	1.0	0.6	2.61	0.03
Total production costs	22.3	43.6	205.41	2.70
Adjustments, primarily for copper pricing on prior year open sales	3.6	3.6	2.94	0.03
Gross profit per pound/ounce	54.2	32.9	139.08	1.83

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$493,279	$156,759	$57,233
Reclamation, noncash and other	N/A	3,734	N/A
Less: Treatment charges per above	(69,559)	N/A	N/A
Royalty per above	(6,840)	N/A	N/A
Reclamation costs incurred	N/A	(155)	N/A
Adjustments, primarily for copper pricing on prior year open sales per above	13,232	N/A	N/A
Mining and exploration segment	430,112	160,338	57,233
Smelting and refining segment	218,395	208,483	7,045
Eliminations and other	(123,911)	(121,351)	3,510
As reported in FCX’s consolidated financial statements	$524,596	$247,470	$67,788

FREEPORT-McMoRan COPPER & GOLD INC.

CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Atlantic Copper cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with its smelting operations in Spain.  Other smelting companies present this measure, although Atlantic Copper’s measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the smelting and refining segment production costs reported in FCX’s consolidated financial statements to the production costs used to calculate our cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2004	2003
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$212,116	$208,483
Less:
Raw material purchase costs	(96,943)	(81,697)
Production costs of wire rod and wire	(28,730)	(19,174)
Production costs of anodes sold	393	(2,655)
Currency hedging	-	1,615
Other	1,116	(83)
Credits:
Gold and silver revenues	(52,758)	(81,073)
Acid and other by-product revenues	(5,764)	(4,585)
Production costs used in calculating cathode cash production cost per pound	$29,430	$20,831

Pounds of cathode produced	128,800	134,900

Cathode cash production cost per pound before hedging	$0.23	$0.15

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER

PT Smelting cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with FCX’s 25 percent-owned smelting operations in Indonesia.  Other smelting companies present this measure, although PT Smelting’s measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the production costs used to calculate PT Smelting’s cathode cash production cost per pound of copper to FCX’s equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended March 31,
	2004	2003
Production costs – PT Smelting (100%)	$14,939	$13,267
Add: Gold and silver refining charges	1,160	1,491
Less: Acid and other by-product revenues	(2,654)	(2,015)
Production cost of anodes sold	(118)	(1,251)
Production costs used in calculating cathode cash production cost per pound	$13,327	$11,492

Pounds of cathode produced	97,000	121,000

Cathode cash production cost per pound	$0.14	$0.10

Reconciliation to Amounts Reported
Production costs per above	$(14,939)	$(13,267)
Other costs	(180,296)	(186,295)
Revenue and other income	194,042	202,511
PT Smelting net income (loss)	(1,193)	2,949

PT Freeport Indonesia’s 25% equity interest	(298)	737
Amortization of excess investment cost	(60)	(60)
Equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements	$(358)	$677

FREEPORT-McMoRan COPPER & GOLD INC.

PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES

PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate, and the tax treaty between Indonesia and the United States provides for a withholding tax of 10 percent on dividends and interest that PT Freeport Indonesia pays to the FCX parent company.  FCX also incurs a U.S. alternative minimum tax at a rate of two percent based primarily on consolidated income, net of smelting and refining results.  FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carryforwards for which FCX has provided no financial statement benefit.

FCX receives minimal tax benefit from costs, including interest expense, incurred by the parent company, primarily because it generates no taxable income from U.S. sources.  FCX also currently receives no tax benefit from losses in its smelting and refining segment (i.e., Atlantic Copper) because those losses cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.  Thus, FCX’s provision for income taxes as a percentage of consolidated income before income taxes and minority interests will decrease as PT Freeport Indonesia’s income increases and vice versa absent changes in Atlantic Copper and parent company costs.  Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses.  Summaries of the significant components of the calculation of the consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three months ended March 31,
	2004	2003
Mining and exploration segment operating income[a]	$4,132	$199,075
Mining and exploration segment interest expense, net	(5,719)	(15,352)
Intercompany operating profit recognized (deferred)	48,180	(2,008)
Income before taxes	46,593	181,715
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%)	37%	37%
Corporate income taxes	17,239	67,235

Approximate PT Freeport Indonesia net income	29,354	114,480
Withholding tax on FCX’s equity share	9.064%	9.064%
Withholding taxes	2,661	10,376

Tax refund	(2,182)	-
Other	623	(397)

FCX consolidated provision for income taxes	$18,341	$77,214

FCX consolidated effective tax rate	528%	56%

a.

Excludes charges totaling $64.6 million in the first quarter of 2004 and $4.4 million in the first quarter of 2003 for FCX stock option exercises which are eliminated in consolidation.

FREEPORT-McMoRan COPPER & GOLD INC.

BUSINESS SEGMENTS

BUSINESS SEGMENTS

FCX has two operating segments:  “mining and exploration” and “smelting and refining.”  The mining and exploration segment consists of FCX’s Indonesian activities including PT Freeport Indonesia’s copper and gold mining operations, PT Puncakjaya Power’s power generating operations after eliminations with PT Freeport Indonesia and FCX’s Indonesian exploration activities.  The smelting and refining segment includes Atlantic Copper’s operations in Spain and PT Freeport Indonesia’s equity investment in PT Smelting in Gresik, Indonesia.  The segment data presented below were prepared on the same basis as FCX’s consolidated financial statements.

	Mining and Exploration		Smelting and Refining		Eliminations and Other	FCX Total
	(In Thousands)
Three months ended March 31, 2004:
Revenues	$187,184	[a]	$211,217		$(38,216)	$360,185
Production and delivery	151,272		212,116		(87,776)[b]	275,612
Depreciation and amortization	17,186		7,067		1,157	25,410
Exploration expenses	2,189		-		38	2,227
General and administrative expenses	77,012	[c]	2,982		(64,434)[c]	15,560
Operating income (loss)	$(60,475)		$(10,948)		$112,799	$41,376
Equity in PT Smelting losses	$-		$358		$-	$358
Interest expense, net	$5,719		$3,852		$23,819	$33,390
Provision (benefit) for income taxes	$(19,579)		$-		$37,920	$18,341
Capital expenditures	$25,701		$8,766		$(126)	$34,341
Total assets	$3,506,398	[d]	$750,549	[e]	$692,655	$4,949,602

Three months ended March 31, 2003:
Revenues	$430,112	[a]	$218,395		$(123,911)	$524,596
Production and delivery	160,338		208,483		(121,351)[b]	247,470
Depreciation and amortization	57,233		7,045		3,510	67,788
Exploration expenses	1,474		-		30	1,504
General and administrative expenses	16,422	[c]	2,427		(2,341)[c]	16,508
Operating income (loss)	$194,645		$440		$(3,759)	$191,326
Equity in PT Smelting earnings	$-		$677		$-	$677
Interest expense, net	$15,352		$3,978		$33,179	$52,509
Provision for income taxes	$67,347		$-		$9,867	$77,214
Capital expenditures	$28,871		$1,134		$77	$30,082
Total assets	$3,382,540	[d]	$665,691	[e]	$920,786	$4,969,017

a.

Includes PT Freeport Indonesia’s sales to PT Smelting totaling $127.0 million in the 2004 quarter and $121.3 million in the 2003 quarter.

b.

Includes recognition of intercompany profits on 25 percent of PT Freeport Indonesia’s sales to PT Smelting, for which the final sale has not occurred, totaling $8.3 million in the 2004 quarter and $2.1 million in the 2003 quarter.

c.

Includes charges to the mining and exploration segment for FCX stock option exercises which are eliminated in consolidation and totaled $64.6 million in the 2004 quarter and $4.4 million in the 2003 quarter.

d.

Includes PT Freeport Indonesia’s trade receivables with PT Smelting totaling $55.0 million at March 31, 2004, and $51.4 million at March 31, 2003.

e.

Includes PT Freeport Indonesia’s equity investment in PT Smelting totaling $66.8 million at March 31, 2004, and $47.4 million at March 31, 2003.